Exhibit 10.24

SEPARATION AGREEMENT

June 24, 2005

CONFIDENTIAL
Mr. Patrick T. Hogan
Executive Vice President
RCN Telecom Services, Inc.
105 Carnegie Center
Princeton, NY 08540-6215

Dear Pat:

This memorandum confirms our understanding regarding your ongoing employment relationship with RCN Telecom Services, Inc. and its affiliates (collectively, “RCN”), and serves to follow up and memorialize the notice that was provided to you on May 12, 2005 (the “Effective Date”).

1.	As of the Effective Date, you have ceased to serve as the Chief Financial Officer of RCN and shall instead serve as Executive Vice President - Corporate.

2.
From the Effective Date to July 1, 2005, you shall devote your full business time and attention to (A) assisting RCN and its employees to complete and file with the Securities and Exchange Commission RCN’s financial statements for the fiscal quarter ended March 31, 2005 (the “Financial Statements”) and (B) performing such other duties and responsibilities as are reasonably assigned to you from time to time by RCN’s Chief Executive Officer. You shall report to RCN’s Chief Executive Officer in connection with your duties described in (B), above.

3.
You agree that you shall not voluntarily terminate your employment with RCN for any reason before July 1, 2005, unless an earlier end date is agreed to in writing by RCN’s Chief Executive Officer (the “Termination Date”). You agree that your employment with RCN shall automatically terminate on the Termination Date.

4.
In consideration of your promises herein, RCN shall (i) continue to pay you at your current base salary through the Termination Date and (ii) grant you options to acquire 75,000 shares of common stock of RCN Corporation (“Stock”) on the terms and conditions set forth herein (the “Options”). The Options have been authorized by the Board of Directors and have a per share exercise price equal to $18.80. The Options shall fully vest on the 90th day following the grant date (regardless of whether you are then employed by RCN) provided you have, within 45 days of the Termination Date, executed and delivered to RCN a full and irrevocable release of claims through the date hereof, substantially in the form of Exhibit A (the “Release”). Vested Options shall remain exercisable until the third anniversary of the grant date. The Options shall be automatically forfeited on the 45th day following the Termination Date if you have not executed and delivered the Release as set forth above. Notwithstanding anything to the contrary contained herein, the Options shall be subject to the terms of the RCN Corporation 2005 Stock Compensation Plan in the form approved by the RCN’s stockholders and its Board of Directors.

5.
Promptly, and in any event within two business days, after your execution and delivery of the Release described in Paragraph 4 above, you shall be paid $393,730, which constitutes the severance benefits specified in Section 3(b) of the letter agreement between you and RCN dated December 7, 2004 (the “2004 Agreement”), it being understood and agreed that you shall not be entitled to any additional duplicative severance benefits under the 2004 Agreement and this Separation Agreement; provided however, that (for the avoidance of doubt) RCN shall provide you and your family, at its expense; with health insurance benefits as contemplated by Section 3(b) of the 2004 letter.

6.
This letter constitutes the complete agreement between the parties on the matters set forth herein and merges and supersedes all prior discussions, agreements (whether written or oral) and understandings of every kind and nature in respect of the subject matter of his letter. Notwithstanding the foregoing, this letter shall not relieve you of any obligations you may have to RCN under any other agreement, including the 2004 Agreement.

7.	This letter may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

8.	This letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law rules.

If this letter sets forth our agreement on the subject matter hereof, please sign and return to RCN the enclosed copy of this letter, which will then constitute our agreement on this subject.

RCN TELECOM SERVICES, INC.		Accepted and Agreed:

By:
	Peter D. Aquino	Patrick T. Hogan
CEO and President